Charles J. Bair
T: +1 858 550 6142
cbair@cooley.com

June 5, 2018
Cidara Therapeutics, Inc.
6310 Nancy Ridge Drive, Suite 101
San Diego, California
Ladies and Gentlemen:
We have acted as counsel to Cidara Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 462(b) of Regulation C promulgated under the Securities Act of 1933, as amended (the “Securities Act”), relating to an aggregate of $10,000,000 of shares of the Company’s common stock, par value $0.0001 (the “Common Stock”) and shares of the Company’s preferred stock, par value $0.0001 (the “Preferred Stock”, and together with the Common Stock, the “Securities”). The Securities are being registered for offering and sale from time to time pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act. The Registration Statement incorporates by reference the Registration Statement on Form S-3 (No. 333-211472), which became effective on June 1, 2016, including the prospectus which forms a part of such Registration Statement (the “Prospectus”), as supplemented from time to time by one or more prospectus supplements (each, a “Prospectus Supplement”).
In connection with this opinion, we have examined and relied upon originals, or copies certified to our satisfaction, of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.
In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents.
With respect to our opinion as to the Common Stock, we have assumed that, at the time of issuance and sale, a sufficient number of shares of Common Stock are authorized and available for issuance and that the consideration for the issuance and sale of the Common Stock (or Preferred Stock convertible into Common Stock) is in an amount that is not less than the par value of the Common Stock. With respect to our opinion as to the Preferred Stock, we have assumed that, at the time of issuance and sale, a sufficient number of shares of Preferred Stock are authorized, designated and available for issuance and that the consideration for the issuance and sale of the Preferred Stock is in an amount that is not less than the par value of the Preferred Stock. We have also assumed that with respect to Securities issuable upon conversion of any convertible Preferred Stock, such convertible Preferred Stock will be duly authorized, validly issued, fully paid and non-assessable.

4401 Eastgate Mall, San Diego, CA 92121 T: (858) 550-6000 F: (858) 550-6420 www.cooley.com

Cidara Therapeutics, Inc.
June 5, 2018
Page Two

Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware (the “DGCL”). Our opinion is based on these laws as in effect on the date hereof. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.
On the basis of the foregoing and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that:
1.     With respect to the Common Stock offered under the Registration Statement, provided that (i) the Registration Statement and any required post-effective amendment thereto have become effective under the Securities Act and the Base Prospectus and any and all Prospectus Supplement(s) required by applicable laws have been delivered and filed as required by such laws; (ii) the issuance of the Common Stock has been duly authorized by all necessary corporate action on the part of the Company; (iii) the issuance and sale of the Common Stock do not violate any applicable law, are in conformity with the Company’s then operative certificate of incorporation (the “Certificate of Incorporation”) and bylaws (the “Bylaws”), do not result in a default under or breach of any agreement or instrument binding upon the Company and comply with any applicable requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; and (iv) the certificates, if any, for the Common Stock have been duly executed by the Company, countersigned by the transfer agent therefor and duly delivered to the purchasers thereof against payment therefor, then the Common Stock, when issued and sold as contemplated in the Registration Statement, the Base Prospectus and the related Prospectus Supplement(s) and in accordance with a duly authorized, executed and delivered purchase, underwriting or similar agreement, or upon conversion of any convertible Preferred Stock, will be validly issued, fully paid and non-assessable.
2.     With respect to the Preferred Stock offered under the Registration Statement, provided that (i) the Registration Statement and any required post-effective amendment thereto have become effective under the Securities Act and the Base Prospectus and any and all Prospectus Supplement(s) required by applicable laws have been delivered and filed as required by such laws; (ii) the terms and issuance of the Preferred Stock have been duly authorized by all necessary corporate action on the part of the Company; (iii) the terms of the shares of Preferred Stock and their issuance and sale do not violate any applicable law, are in conformity with the Certificate of Incorporation and Bylaws, do not result in a default under or breach of any agreement or instrument binding upon the Company and comply with any applicable requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; and (iv) the certificates, if any, for the Preferred Stock have been duly executed by the Company, countersigned by the transfer agent therefor and duly delivered to the purchasers thereof against payment therefor, then the Preferred Stock, when issued and sold as contemplated in the Registration Statement, the Base Prospectus and the related Prospectus Supplement(s) and in accordance with a duly authorized, executed and delivered purchase, underwriting or similar agreement, will be validly issued, fully paid and non-assessable.
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4401 Eastgate Mall, San Diego, CA 92121 T: (858) 550-6000 F: (858) 550-6420 www.cooley.com

Cidara Therapeutics, Inc.
June 5, 2018
Page Three

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Base Prospectus. Our opinion set forth above is limited to the matters expressly set forth in this letter, and no opinion is implied or may be inferred beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof, and we undertake no obligation or responsibility to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

Very truly yours,
Cooley LLP

By: /s/ Charles J. Bair
Charles J. Bair

4401 Eastgate Mall, San Diego, CA 92121 T: (858) 550-6000 F: (858) 550-6420 www.cooley.com